Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES SEPTEMBER CASH DISTRIBUTION

DALLAS, Texas, September 20, 2016 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.045907 per unit, payable on October 17, 2016, to unit holders of record on September 30, 2016.

This month’s distribution decreased from the previous month due to a decrease in the net production of oil for the underlying properties, along with the decreased pricing of both oil and gas production, the Waddell Ranch Properties contributed $1,366,781 to this month’s distribution.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 66,782 barrels of oil and 414,242 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 25,053 barrels of oil and 156,417 Mcf of gas. The average price for oil was $41.57 per bbl and for gas was $2.47 per Mcf. This would primarily reflect production and pricing for the month of July for oil and the month of June for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,798,670. Deducted from these would be the Lease Operating Expense (LOE) of $1,351,735, taxes of $350,577 and Capital Expenditures (CAPEX) of $273,983 totaling $1,976,294 resulting in a Net Profit of $1,822,375 for the month of August. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,366,781 to this month’s distribution.

ConocoPhillips has revised the 2016 capital expenditure budget which will total $2.45 million for the entire Waddell Ranch Project and $1.08 million net to the Trust. There will be no new drilled wells, no recompletions, and only some facilities projects.

	Underlying Properties			Net to Trust Sales
	Volumes			Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)		Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	66,782	414,242		25,053	156,417	*	$41.57	$2.47	**
Texas Royalties	23,420	26,696		22,249	25,361	*	$42.55	$4.52	**
Prior Month
Waddell Ranch	67,190	566,721	***	25,900	215,419	*	$45.78	$2.52	**
Texas Royalties	24,817	25,192		23,576	23,932	*	$43.68	$3.99	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.
***	Last month’s total for gas on the Underlying Properties included a prior period adjustment to volumes of an additional 177,761 Mcf. Without this adjustment, normal production would have been 389,050 Mcf for prior month production.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 23,420 barrels of oil and 26,696 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 22,249 barrels of oil and 25,361 Mcf of gas. The average price for oil was $42.55 per bbl and for gas was $4.52 per Mcf. This would primarily reflect production and pricing for the month of July for oil and the month of June for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,117,248. Deducted from these would be taxes totaling $185,858 resulting in a Net Profit of $931,390 for the month of August. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $884,820 to this month’s distribution.

General and Administrative Expenses deducted for the month were $112,357 resulting in a distribution of $2,139,685 to 46,608,796 units outstanding, or $0.045907 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free customer service number for the trust is 1-855-588-7839.

*                 *              *

Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839